Reflect Scientific, Inc. Announces A Letter Of Intent To Acquire JMST Systems

          Mountain View, California -- (BUSINESS WIRE) Tuesday, March 7, 2006--Reflect Scientific, Inc. (OTC: BB RSCF), an industry leader whose business is the manufacture, supply and distribution of laboratory equipment and related supplies to the Life Sciences industry announces the execution of a Letter of Intent to acquire JMST Systems of Colorado.

          JMST Systems is a profitable company that manufactures chemical detection instrumentation and accessories for the biotechnology and pharmaceutical industries. JMST Systems has a strong intellectual property position in technology that will prove to be a significant sustainable market advantage providing the industry with the "next level" of detection capability. Reflect Scientific will increase their market share of the Life Sciences market by capitalizing on the synergy between the two companies as well as selling and supporting the existing JMST product line.

About Reflect Scientific
------------------------

          Reflect Scientific Inc. provides products for the biotechnology, pharmaceutical and medical industries and has had consistent year-over-year growth for more than 10 years. Building upon this successful, profitable business model Reflect Scientific has targeted strategic acquisitions that will increase revenue and profits in their primary market. JMST Systems not only provides a profitable revenue stream but also fulfills Reflect's strategic imperative of significant, sustained revenue growth through innovative market need based products.

About JMST Systems
------------------

          JMST Systems is an original equipment manufacturer supplying leading biotechnology and pharmaceutical firms. The primary product line is comprised of patented optically based chemical detection instruments that are considered to be some of the best performing instruments available. Other product lines include analysis software and liquid handling products.

          For information related to the Reflect Scientific, contact Investor
Relations: Michael Dancy, 801-746-3570, email: medancy@allwest.net, or visit: www.reflectscientific.com.

          Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.